UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 6, 2007

Paradigm Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Wyoming (State or other jurisdiction of incorporation)	09-154 (Commission File Number)	83-0211506 (IRS Employer Identification No.)

9715 Key West Avenue, Third Floor, Rockville, Maryland 20850
(Address of principal executive offices) (Zip code)

(301) 468-1200
Registrant's telephone number, including area code

None
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On June 6, 2007, Paradigm Holdings, Inc., a Wyoming corporation (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) by and among the Company, Caldwell Technology Solutions, LLC, a Maryland limited liability company (“CTS”) and the members of CTS (the “Members”). A copy of the Purchase Agreement is attached hereto as Exhibit 99.1. Pursuant to the terms and conditions set forth in the Purchase Agreement, the Company will purchase from the Members, all of the issued and outstanding membership units of CTS and CTS will become a wholly-owned subsidiary of the Company in exchange for the following consideration:

•	payment to the Sellers of Seventy-Five Thousand Dollars (US $75,000) in cash;

•	assumption by the Company of CTS’s federal tax liabilities and debt in an amount not to exceed an aggregate amount equal to Eight Hundred And Sixty Thousand Dollars (US $860,000); and

•
payment by the Company of the transaction costs incurred by CTS’s accountants and Madison Capital Markets, LLC., in connection with the transactions contemplated in the Purchase Agreement in amounts not to exceed Forty-Five Thousand Dollars (US $45,000) and One Hundred and Eighty Thousand Dollars (US $180,000), respectively).

In addition, under certain conditions as set forth in the Purchase Agreement, the Members will be eligible for earn-out compensation of up to Two Million Five Hundred Forty Thousand Dollars (US $2,540,000) for achieving certain revenue and pre-tax income goals during the twelve (12) months following the closing of the transaction. Pursuant to the Purchase Agreement, the closing of the transaction is expected to take place on June 29, 2007, or such other date as the parties agree.

ITEM 7.01. REGULATION FD DISCLOSURE.

On June 11, 2007, the Company issued a press release with respect to entering into the Purchase Agreement with CTS. A copy of the press release is attached hereto as Exhibit 99.2.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibit No. Description:

EXHIBIT	DESCRIPTION	LOCATION
Exhibit 99.1	Purchase Agreement, dated June 6, 2007, by and among Paradigm Holdings, Inc., Caldwell Technology Solutions, LLC and the members of Caldwell Technology Solutions, LLC	Provided herewith

Exhibit 99.2	Press Release	Provided herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 11, 2007	PARADIGM HOLDINGS, INC.

	By:	/s/ Peter LaMontagne
Peter LaMontagne Chief Executive Officer

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